Exhibit 4.2

CONSENT OF STIKEMAN ELLIOTT LLP

Dated: January 16, 2018

We hereby consent to the reference to us under the headings “Eligibility for Investments” and “Certain Canadian Federal Income Tax Considerations” in in the Information Circular that forms a part of the Registration Statement on Form F-80 dated January 16, 2018 filed by MTY Food Group Inc. that forms a part of this Registration Statement on Form F-80. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act.

(Signed) Stikeman Elliott LLP

STIKEMAN ELLIOTT LLP